Exhibit 99.1
Dendreon Reports Third Quarter 2006 Financial Results
— Management Will Host Conference Call at 11:00 am ET —
SEATTLE, WA, November 8, 2006 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended September 30, 2006. Revenue for the third quarter of 2006 was $84,000 compared to $58,000 for the quarter ended September 30, 2005. Revenue for the nine months ended September 30, 2006 was $187,000 compared to $173,000 for the nine months ended September 30, 2005.
Dendreon’s total operating expenses for the third quarter of 2006 were $21.7 million compared to $21.0 million in 2005. Dendreon’s total operating expenses for the nine months ended September 30, 2006 were $73.6 million compared to $60.4 million for the same period in 2005. Operating expenses for the three and nine months ended September 30, 2006 included stock-based employee compensation expense of $1.2 million and $3.0 million, respectively.
The net loss for the quarter ended September 30, 2006 was $20.7 million, or $0.29 per share, compared to a net loss of $19.7 million, or $0.33 per share, for the quarter ended September 30, 2005. The net loss for the nine months ended September 30, 2006 was $70.2 million, or $0.98 per share, compared to $56.7 million, or $0.96 per share for the nine months ended September 30, 2005.
Cash, cash equivalents and short-term and long-term investments at September 30, 2006 totaled $92.6 million.
Recent Highlights:
•	Submitted clinical and non-clinical sections of rolling Biologics License Application (BLA) submission to U.S. Food and Drug Administration (FDA) for PROVENGE® (sipuleucel-T) for the treatment of patients with asymptomatic, metastatic, androgen-independent (also known as hormone-refractory) prostate cancer. The Company plans to complete the BLA submission with the chemistry, manufacturing and controls (CMC) section prior to the end of the year.

•	Presented new exploratory analyses from Phase 3 D9901 study that showed a significant improvement in prostate cancer specific survival for patients who received PROVENGE. The overall survival benefit does not appear to be due to any imbalances in the treatment arms or subsequent use and timing of chemotherapy.

•	Presented results from exploratory analysis of Phase 3 Studies (D9901 and D9902A) showing a significant correlation between cumulative CD54 upregulation and survival for patients treated with PROVENGE.
“We have made tremendous progress during the third quarter. The submission of the first portion of our BLA for PROVENGE is a significant accomplishment for the Company,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “The additional data analyses from our Phase 3 trials presented at various scientific meetings this quarter further support the clinical activity of PROVENGE and enhance our BLA submission. We remain focused on completing our BLA submission to the FDA this year.”
Conference Call Information
Dendreon will host a conference call today at 8:00 a.m. PT, 11:00 a.m. ET. To access the live call, dial 800-817-4887 (domestic) or +1-913-981-4913 (international). The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A phone replay of the call will be available for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 4189364.

Exhibit 99.1
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate a cell-mediated immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has headquarters in Seattle and is traded on The Nasdaq Stock Market® under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500

Exhibit 99.1
DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenue	$84	$58	$187	$173

Operating expenses:
Research and development	15,754	15,986	56,995	45,376
General and Administrative	5,974	5,026	16,634	15,045

Total operating expenses	21,728	21,012	73,629	60,421

Loss from operations	(21,644)	(20,954)	(73,442)	(60,248)
Interest income	1,353	1,337	4,641	3,816
Interest expense	(452)	(70)	(1,354)	(276)

Net loss	$(20,743)	$(19,687)	$(70,155)	$(56,708)

Basic and diluted net loss per share	$(0.29)	$(0.33)	$(0.98)	$(0.96)

Shares used in computation of basic and diluted net loss per share	71,320	59,339	71,236	59,234

	September 30,	December 31,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$32,882	$81,949
Short-term investments	54,623	52,273
Long-term investments	5,052	32,187
Total assets	139,941	207,553
Total stockholders’ equity	102,321	168,709